Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 5, 2021 (September 14, 2021 as to the effect of the stock split described in Note 18), relating to the consolidated financial statements of Sovos Brands, Inc., appearing in Registration Statement No. 333-259110 on Form S-1.

/s/ Deloitte & Touche LLP

Denver, Colorado

September 22, 2021